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                                                                 EXHIBIT (10)(h)

                        SUPPLEMENTAL EXECUTIVE RETIREMENT
                              PLAN FOR EMPLOYEES OF
                      CMS ENERGY / CONSUMERS ENERGY COMPANY


                                  INTRODUCTION

The objective of the Supplemental Executive Retirement Plan (hereinafter referred to as the "Supplemental Plan") is to attract and motivate top level executives, including those recruited in mid- or late-career whose normal pension would result in inadequate compensation, by providing additional retirement income to supplement that provided by the Pension Plan of the Company.

The Supplemental Executive Retirement Plan became effective on January 1, 1982 and is applicable to all employees of the Company who are eligible in accordance with the provisions of this Supplemental Plan.

This instrument describes the Supplemental Plan for employees who retire, die or whose services are terminated on or after May 1, 1998. The rights of employees who, prior to May 1, 1998, retired, died or whose services were terminated are governed by the provisions of the instrument in effect at such time. This Supplemental Plan is an unfunded, unsecured promise to pay benefits at a later date. Subject to the provisions of this Supplemental Plan, Participants have no greater rights than the general creditors of the Company.

                             SECTION I. DEFINITIONS

Whenever used in this Supplemental Plan, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise. The definitions set forth in Section I of the Pension Plan are hereby adopted and made a part of this Supplemental Plan.

"ACCRUED                 Means the Supplemental Executive Retirement Income
SUPPLEMENTAL             beginning at Normal Retirement Date which would be
EXECUTIVE                payable to a Participant at the rates provided in
RETIREMENT               subsection 1 of Section V, on the basis of his
INCOME"                  Accredited Service and Preference Service rendered to
                         the date of computation.

"DISABILITY SERVICE      Means the pension supplement, provision for which is
PENSION                  made in Section V, subsection 9 of this Supplemental
SUPPLEMENT"              Executive Retirement Plan.

"EXECUTIVE               Means the applicable amount awarded to the Participant
INCENTIVE                under an Executive Incentive Compensation Plan of the
COMPENSATION"            Company.

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"FINAL EXECUTIVE         Means 1/12th of the average of the Earnings (without
PAY" regard to any limitations imposed on the Pension Plan by the Internal Revenue Code or Regulations thereunder) plus Executive Incentive Compensation (if any) of a Participant, including any such amounts deferred, for his five years of highest totals of Earnings plus Executive Incentive Compensation (if any) during the period of his Accredited Service (or the average of his monthly total of Earnings plus Executive Incentive Compensation earned over his Accredited Service, including any such amounts deferred, if the Participant has fewer than five years of Accredited Service as a Participant).

                         For a Participant with a Salary Grade E-5 or above and who, upon a Change in Control, receives a severance payment under an employment agreement, three of the five highest years of Earnings plus Executive Incentive Compensation shall be one-third of the severance payment paid to such Participant.

                         For purposes of determining Final Executive Pay, Accredited Service shall include only the service provided while the Participant holds a position that qualifies for inclusion under this Supplemental Plan.

"PARTICIPANT"            Means an employee of the Company included in the
                         Supplemental Plan pursuant to Section II.

"PLAN" OR                Means the Pension Plan for Employees of Consumers
"PENSION PLAN"           Energy Company, as amended.

"PREFERENCE              Means the period of service credited to a Participant
SERVICE"                 pursuant to Section III.

"SERP RETIREMENT         Means the managing board of the Plan as determined by
BOARD"                   the Board of Directors.

"SUPPLEMENTAL            Means the monthly retirement income provided for by
EXECUTIVE                this Supplemental Plan.
RETIREMENT
INCOME"

"SUPPLEMENTAL            Means the Supplemental Executive Retirement Plan as it
PLAN"                    is described in this instrument.

The masculine pronoun wherever used herein shall mean or include the feminine pronoun.

                             SECTION II. ELIGIBILITY

1. EMPLOYEES INCLUDED ON JANUARY 1, 1982 BUT BEFORE MAY 1, 1995. Each officer or other executive of the Company in Salary Grades E-1 and above on January 1, 1982, who is eligible for inclusion in the Pension Plan on that date, will be included in the Supplemental Plan as of January 1, 1982.

2. EMPLOYEES INCLUDED AFTER JANUARY 1, 1982. Each officer or other executive of the Company who is eligible for inclusion in the Pension Plan and is appointed to a position at Salary Grade E-1 or above after January 1, 1982, will be included in the Supplemental Plan on the first day of the month after he assumes such a position. Effective May 1, 1995, an officer or executive of Consumers Energy who is eligible for



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inclusion in the Pension Plan and is appointed to a position at Salary Grade F or above will be included in the Supplemental Plan on the first day of the month after he assumes such position.

                SECTION III. DETERMINATION OF PREFERENCE SERVICE

1. PREFERENCE SERVICE. Each Participant with a Salary Grade E-3 or above and each Participant below Salary Grade E-3 included in this Plan as of April 30, 1998, shall be credited with one month of Preference Service for each month of Accredited Service credited to him under the Pension Plan until the sum of Accredited Service and Preference Service equals 20 years and, upon a Change in Control as defined in Section XII, each Participant with a Salary Grade E-5 or above and who receives a severance payment under an employment agreement shall be credited with an additional 36 months of Preference Service; provided, however, Preference Service will be reduced by the amount (if any) by which the total period of Preference Service when added to the total period of Accredited Service exceeds 35 years. Any Participant on May 1, 1998 who has been credited with more than 20 years of Accredited Service and Preference Service shall not have such Preference Service reduced until such time as the sum of Accredited Service and Preference Service exceeds 35 years. Each Participant below Salary Grade E-3 first included in this Supplemental Plan on or after May 1, 1998 shall not be credited with Preference Service.

2. TRANSFERS TO OR FROM AFFILIATED COMPANIES. In the case of the transfer of a Participant to any company now affiliated or associated with the Company which has at the time of transfer a pension plan with substantially the same terms as the Pension Plan, and a supplemental plan with substantially the same terms as this Supplemental Plan, such Participant, if and when he commences to receive retirement income under the pension plan of the company to which he transferred, should also receive supplemental executive retirement income from that company based upon the Earnings and Executive Incentive Compensation received from the Company as if such Earnings and Executive Incentive Compensation had been received from the company to which the Participant transferred.

In the case of the transfer to this Company of any participant employed by any company now affiliated or associated with the Company which has at the time of transfer a pension plan with substantially the same terms as the Pension Plan, and a supplemental plan with substantially the same terms as this Supplemental Plan, such Participant, if and when he commences to receive Retirement Income under the Pension Plan, will also receive Supplemental Executive Retirement Income from the Company based upon the earnings and executive incentive compensation received from the company from which he transferred as if such earnings and executive incentive compensation were Earnings and Executive Incentive Compensation received from the Company.

In the event of a transfer or transfers as set forth above, the right of the Participant to receive benefits under this Supplemental Plan or a supplemental plan with substantially the same terms maintained by an affiliated or associated Company will be suspended until such time as the Participant commences to receive supplemental executive retirement income under such other plan or the Participant commences to receive Supplemental Executive Retirement Income under this Supplemental Plan, at which time the Participant shall receive all supplemental executive retirement income and Supplemental Executive Retirement Income to which the Participant is entitled under this Supplemental Plan or a plan maintained by an affiliated or associated company.

                             SECTION IV. RETIREMENT


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Retirement dates for the purposes of this Supplemental Plan shall be the same as set forth in the retirement provisions of the Pension Plan; provided, however, that a Participant must have five years of actual service after inclusion in this Supplemental Plan to be eligible for Supplemental Executive Retirement Income. Any Participant with less than five years of actual service under this Supplemental Plan and who has submitted a request for retirement on or before July 1, 1998, and whose request has been accepted by the SERP Retirement Board on or before May 1, 1998, may retire under this Supplemental Plan.

               SECTION V. SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME

While the Company hopes and expects to continue the Supplemental Plan indefinitely, it reserves the right to terminate or modify it at any time.

1. NORMAL OR DEFERRED SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME. The monthly Supplemental Executive Retirement Income payable to a Participant who, at Normal Retirement Date or a Deferred Retirement Date, retires on or after September 1, 1995, pursuant to the provisions of the Pension Plan from the service of the Company, will be an amount equal to the product of the Participant's Final Executive Pay times the sum of the percentages determined below, plus, for each employee who retires with 35 years of Accredited Service under the Pension Plan, an amount equal to $20.00 for each additional full year of vested service that would otherwise have been credited as Accredited Service but for the application of the minimum age requirements in the Pension Plan or the 35-year Accredited Service maximum, minus (i) a portion of the Participant's estimated primary Social Security benefit, as determined pursuant to the Pension Plan, equal to the lesser of (1) .5% multiplied by 1/12th of the Participant's "Final Average Compensation" up to "Covered Compensation" (as those terms are used in Section 401(l) of the Internal Revenue Code) for each year of Accredited Service and Preference Service, (2) 1/2 of the benefit that would be provided prior to the application of the offset, with respect to Participant's Final Pay up to Covered Compensation, or (3) the maximum offset allowed under Section 401(l) of the Internal Revenue Code, and (ii) the Retirement Income provided by the Pension
Plan:

2.1% for each of the first 20 years of Accredited Service and Preference
Service.

1.5% for each of the next 15 years of Accredited Service and Preference Service.

2. EARLY SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME. The monthly Supplemental Executive Retirement Income payable to a Participant who, on an Early Retirement Date, retires from the service of the Company, will be the amount of his Accrued Supplemental Executive Retirement Income on the date his retirement commences, reduced by 5/12th of 1% for each month by which his Early Retirement Date precedes his Normal Retirement Date by more than 36 months.

3. LIMITATION AS TO MONTHS FOR WHICH PAYMENT MAY BE MADE. The Company shall pay to a Participant, or to his Provisional Payee, if applicable, Supplemental Executive Retirement Income in the amount determined pursuant to this Supplemental Plan only for a month in which the Participant or his Provisional Payee is entitled to receive Retirement Income under the provisions of the Pension Plan or would be entitled to Retirement Income but for the election of a Single Sum payment under the Pension Plan. Payment of Supplemental Executive Retirement Income shall terminate when payment of Retirement Income is terminated pursuant to the Pension Plan.

4. The payments provided for in this Supplemental Plan shall be made by the Company at such times as required under this Supplemental Plan; provided, however, that, while the Company hopes and expects to make the payments provided for under this Supplemental Plan, such payment is not guaranteed.

5. The Company may establish a fund, as part of the general assets of the Company, to provide for the payments required under this Supplemental Plan.


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6. MAXIMUM PERMISSIBLE RETIREMENT INCOME. Notwithstanding any other provision of this Supplemental Plan, if the Retirement Income payable to a retired employee under provisions of subsection 7 of Section V of the Pension Plan is a greater amount than permitted by Section 415 of the Internal Revenue Code to be paid by qualified plans, then such excess Retirement Income shall be payable to such retired employee under this Plan; subject, however, to approval by the Board of Directors of the Company for each such employee.

7. SINGLE SUM PAYMENT. The Retirement Board, after discussion with a retiring Participant, may pay in a single sum to such Participant, who retires on or after February 1, 1991, at the time of the Participant's retirement with benefits under the Pension Plan, the present value of the Participant's Supplemental Executive Retirement Income. The present value of that part of the Participant's Supplemental Executive Retirement Income which represents payment to make up Retirement Income lost under the Pension Plan because of the Maximum Retirement Income provision thereof (Section V, subsection 6 of the Plan) will not be paid in a lump sum unless the Participant has elected to receive a single sum payment under the Pension Plan. The present value will be actuarially determined using the Pension Benefit Guaranty Corporation Immediate Annuity Rate, as of the date of the distribution, increased to 120%. The discussion with a retiring Participant is for the purpose of assuring the Retirement Board of accurate current information for use in making its independent decision as to whether or not to make payment in a single sum. In making its independent decision, the Retirement Board may take into account any financial hardship of the Participant, the health or disability of the Participant, and/or any other factor it considers relevant. The decision of the Retirement Board shall be in the sole discretion of said Board and shall be final, binding and conclusive. Discussion with respect to such a payment and the decision with respect thereto will take place at least three months before Early Retirement Date, Normal Retirement Date or Deferred Retirement Date. The SERP Retirement Board will not render a decision regarding a single sum payment any earlier than six months prior to the Participant's actual retirement date.

8. RETIRED PARTICIPANTS. The Supplemental Executive Retirement Income of retired Participants may be increased from time to time by such reasonable amounts as determined by the Board of Directors of the Company, to counter the effects of inflation, provided that the percentage amount of such increases will be made uniformly for all retired Participants, or for retired Participants within such reasonable classes, as may be determined by the Board of Directors. This provision shall not apply to any Participant who has received his benefit as a single sum.

9. DISABILITY SERVICE PENSION SUPPLEMENT. If a Participant is totally disabled (unable to perform the Participant's regular job because of disease or injury) and, as a result, fails to accumulate Accredited Service under the Pension Plan for some period of time (Disability Service), a Disability Service Pension Supplement will be calculated and paid as if Accredited Service and applicable Preference Service were credited during such period subject to the following:

A. The Participant must have retired with Retirement Income under the Pension Plan.

B. The period of Disability Service begins when the Participant stops accumulating Accredited Service under the Pension Plan as a result of the Participant's total disability, provided that the Participant has not undertaken other employment.

C.   The period of Disability Service ends when the Participant first:

     1.  Begins again to accumulate Accredited Service under the Pension Plan,

     2.  Undertakes other employment,

     3.  Retires on an Early Retirement Date, or,


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     4.  Attains the Participant's Normal Retirement Date.

D. The "Final Executive Pay" of the Participant, for purposes of determining the Disability Pension Supplement only, will be calculated as if the Participant were earning during the period of Disability Service the sum of
     (1) the Participant's last monthly rate of basic earnings prior to the period of Disability Service, and (2) 1/12th of the average of the Executive Incentive Compensation (if any) for the five years of Accredited Service while in an eligible salary grade immediately preceding the period of Disability Service (or the monthly average of Executive Incentive Compensation earned over the Participant's Accredited Service if the Participant has fewer than five years of Accredited Service while in an eligible salary grade), increased or decreased each July 1, following the beginning of the Participant's period of Disability Service, according to the change in the Bureau of Labor Statistics Consumer Price Index (CPI-W) for the preceding 12-month period of Disability Service (or lesser period of Disability Service, if applicable). However, no July 1 increase will exceed an amount which could result in an increase greater than a 5% compounded annual increase since the beginning of the Participant's period of Disability Service, nor in a reduction in the Participant's Final Executive Pay to an amount less than the Participant's Final Executive Pay prior to the period of Disability Service. For purposes of this provision, the Consumer Price Index for the second month previous to any measurement date will be deemed to be in effect on such date.

E. The amount of the Disability Service Pension Supplement is the Supplemental Executive Retirement Income, calculated using Final Executive Pay as determined in Section V, subsection 9.D above, and giving credit for Accredited Service and applicable Preference Service for any period of Disability Service, less:

     1. The Supplemental Executive Retirement Income calculated without regard to the Disability Service Pension Supplement,

     2.  The Retirement Income provided by the Pension Plan, and

     3. Any amount paid to a retired Participant for lost benefits under the Pension Plan, for the period of Disability Service, under an insurance policy, the premiums for which were paid in whole or in part by CMS Energy Corporation or any subsidiaries which are at least 80% owned, directly or indirectly, by CMS Energy Corporation.

F.   Payments will begin as of the latter of:

     1.  The Participant's Normal Retirement Date.

     2. The first day of the month following the cessation of any Long Term Disability payments pursuant to any plan or insurance policy, the premiums for which were paid in whole or in part by CMS Energy Corporation, or any of its directly or indirectly wholly owned subsidiaries.

                    SECTION VI. PROVISIONAL PAYEE OPTIONS AND
                     PRE-RETIREMENT SURVIVING SPOUSE BENEFIT

1. POST-RETIREMENT. The provisions of Section VI of the Pension Plan, pertaining to Provisional Payee Options are adopted as part of this Supplemental Plan and any option which is elected by or otherwise applicable to a Participant under the Pension Plan will be identically applicable under the provisions of this Supplemental Plan. A Participant may not have a Provisional Payee Option under this Supplemental Plan which differs from such option or options elected by or otherwise applicable to him under the Pension Plan except that a Participant who has elected a Single Sum under the Pension Plan may name a Provisional Payee




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under this Supplemental Plan. Nevertheless, a Provisional Payee may elect, upon the death of the Participant and the agreement of the SERP Retirement Board, to then receive the present value of the amount of the payments to which he otherwise would be entitled, as determined by the SERP Retirement Board using such actuarial tables and interest assumptions as may be adopted for this purpose by the SERP Retirement Board and in use at the time of the Participant's death.

2. PRE-RETIREMENT SURVIVING SPOUSE BENEFIT. Provisions of Section VI, subsection 2 of the Pension Plan of Consumers Power Company pertaining to Pre-Retirement Surviving Spouse Benefits are adopted as part of this Supplemental Plan.

                       SECTION VII. TERMINATION OF SERVICE

If a Participant included in the Supplemental Plan voluntarily terminates his services other than by transfer to an affiliated or associated company as provided by subsection 2 of Section III of this Supplemental Plan, retirement as provided by Section IV of the Pension Plan, or in accordance with the terms of an Employment Agreement effective following a Change in Control as defined in
Section XII, the Participant will forfeit all Supplemental Executive Retirement Income except for any amount attributable to Earnings not permitted to be used for benefit calculation under the Pension Plan by the Internal Revenue Code or Regulations thereunder. Any such amount shall be calculated without Preference Service. A Participant whose services are terminated for any reason other than death prior to attaining five years of actual service after inclusion in this Supplemental Plan shall not be eligible for Supplemental Executive Retirement Income. If the Accrued Retirement Income is actuarially reduced because of retirement at an Early Retirement Date, the Accrued Supplemental Executive Retirement Income will be reduced by an identical percentage.

                            SECTION VIII. FORFEITURE

A Participant who is discharged by the Company for cause, or an employee who is subsequently convicted of any felony committed while in the course of his employment with the Company, which felony involved theft, malicious destruction or misuse of the property of the Company or the embezzlement or misapplication of the funds of the Company, or who makes an admission in writing of the commission of such felony, shall be ineligible for and forfeit Supplemental Executive Retirement Income.

                     SECTION IX. NON-ALIENATION OF BENEFITS

No benefit under the Supplemental Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, renunciation, or reduction and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, renounce, or reduce the same shall be void, nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

If any Participant or retired Participant or any Provisional Payee under the Supplemental Plan is adjudicated bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, renounce, or reduce any benefit under the Supplemental Plan, except as specifically provided in the Supplemental Plan, then such benefit shall cease and terminate and in that event the SERP Retirement Board shall hold or apply the same or any part thereof to or for the benefit of such Participant or retired Participant or Provisional Payee in such manner as the SERP Retirement Board may think proper, provided the SERP Retirement Board shall not act in any manner as would perpetuate the alienations prohibited by this Section.

                         SECTION X. LIMITATION OF RIGHTS

Neither the establishment of this Supplemental Plan, nor any modification thereto, nor the payment of any benefits, shall be construed as giving to any Participant, other employee, or other person any legal or



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equitable rights against the Company, or any officer or employee thereof, or the
SERP Retirement Board, except as herein provided. Under no circumstances shall the terms of employment of any employee be modified or in any way affected hereby. Inclusion under the Supplemental Plan will not give any Participant or any Provisional Payee any right to claim a Supplemental Executive Retirement Income except to the extent such right is specifically fixed under the terms of the Supplemental Plan. Subject to the provisions of this Supplemental Plan and the Supplemental Executive Retirement Trust the Participant shall have no rights greater than those of a general, unsecured creditor of the Company.

                 SECTION XI. ADMINISTRATION OF SUPPLEMENTAL PLAN

The general administration of this Supplemental Plan shall be placed in the SERP Retirement Board provided for in this Supplemental Plan and the provisions of
Section XII of the Pension Plan will govern the administration of this Supplemental Plan as far as applicable. The determination of the SERP Retirement Board as to any question or matter arising under this Supplemental Plan shall be conclusive and binding.

The claim procedure of this Supplemental Plan shall be the same as the claim procedure provided in the Pension Plan.

                     SECTION XII. AMENDMENT, MODIFICATION OR
                      TERMINATION OF THE SUPPLEMENTAL PLAN

This Supplemental Plan may be amended, modified or terminated at any time by action of the Board of Directors of the Company. Notwithstanding any other provisions of this Supplemental Plan, in the event of a Change in Control (as hereinafter defined), each Participant shall be fully vested in any benefit accredited to the Participant as of the date of the Change in Control, and such amount shall not be subject to further vesting requirements or to any forfeiture provisions. These provisions with respect to Change in Control may not be amended subsequent to such Change in Control without the written consent of a majority in number of Participants. For purposes of this Supplemental Plan, a Change in Control shall occur upon the occurrence of one or more of the following:

        (i) a Change in Control of the Corporation would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act, whether or not the Corporation is then subject to such reporting requirement;

        (ii) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of more than 30% of the then outstanding voting securities of the Corporation;

        (iii) during any period of twenty-four consecutive months (not including any period prior to the adoption of this Plan) Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of this subsection (iii), "Present Directors" shall mean individuals who at the beginning of such consecutive twenty-four month period were members of the Board and "New Directors" shall mean any director of the Corporation whose election by the Board or whose nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the Corporation's Directors then still in office who were Present Directors or New Directors;

        (iv) there is a sale by the Corporation within a three-year period of assets of the Corporation with either a book value or market value of 50% or more of the assets of the Corporation;



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        (v)    a bidder as defined in Rule 14D-1(b) under the Exchange Act files a Tender Offer Statement with the Securities & Exchange
               Commission and the Corporation.


IN WITNESS WHEREOF, execution is hereby effected this 3rd day of December, 1999.


                                                 CMS ENERGY CORPORATION /
                                                 CONSUMERS ENERGY COMPANY



                                                  /s/ William T. McCormick, Jr.
                                                 ------------------------------
                                                     Chairman of the Board

ATTEST:


/s/ Thomas A. McNish
--------------------------------------
     Vice President and Secretary





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